Exhibit 99.1

Erie Indemnity Board Amends Bylaws

Erie, Pa., December 20, 2006 – In a special meeting held Monday, Dec. 18, 2006, the Erie Indemnity Company (NASDAQ: ERIE) Board of Directors voted to adopt the following amendments to the company’s Bylaws:

•	Fixing the date of the annual meeting of shareholders generally to April of each year;

•	Requiring that Director nominees receive the affirmative vote of holders of a majority of the outstanding Class B shares for election or re-election to the Board;

•	Shortening from 60 to 45 days the date by which a special meeting of shareholders must be held after it has been requested;

•	Permitting Class B shareholders to act by majority written consent rather than unanimous written consent;

•	Eliminating the application of the advance notice provisions to Class B shareholders;

•	Eliminating the mandatory retirement age for Directors;

•	Permitting holders of a majority of the outstanding Class B shares to fill Board vacancies;

•	Clarifying the provisions of the Bylaws permitting holders of a majority of the outstanding Class B shares to remove Directors, with or without cause;

•	Providing that the Bylaw amendments adopted by the Board on December 18, 2006, and future Bylaw amendments adopted by Class B shareholders cannot be amended, waived or repealed by the Board of Directors.

The Board also approved the authorization to amend the Articles of Incorporation as required to reflect the Bylaw changes.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.